Exhibit 99.1

FOR IMMEDIATE RELEASE

BofI Holding, Inc. Announces Quarterly Dividend on

Series B Convertible Preferred Stock

SAN DIEGO, CA – (MARKETWIRE – October 14, 2011) – BofI Holding, Inc. (NASDAQ: BOFI), parent company of BofI Federal Bank, announced today that its Board of Directors declared, on September 15, 2011, a quarterly cash dividend of $4.00 per share on the 12,117 shares of 6.0% Series B Non-Cumulative Perpetual Convertible Preferred Stock that were outstanding on October 1, 2011. Such amount represents a quarterly dividend rate of $15.00 per share, pro-rated for the partial quarter during which these shares were outstanding (September 7 to September 30, 2011). The dividend is payable on October 17, 2011 to the preferred stockholders of record at the close of business on October 1, 2011.

About BofI Holding, Inc. and BofI Federal Bank

BofI Holding, Inc. is the holding company for BofI Federal Bank, a nationwide branchless bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.0 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 3000 Index

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon BofI’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, risks and uncertainties detailed in BofI’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, CEO

858/350-6203

Gregory.Garrabrants@BankofInternet.com